JNL VARIABLE FUND III LLC
                        225 West Wacker Drive, Suite 1200
                            Chicago, Illinois 60606
                                 (312) 338-5801

October 14, 2003


Securities and Exchange Commission
450 Fifth Street, NW
Judiciary Plaza
Washington, DC  20549

Re:      JNL Variable Fund III LLC
         File Nos.: 333-79535 and 811-09369

Dear Sir/Madam:

We are transmitting herewith for filing through EDGAR Post-Effective Amendment No. 6 to the Registration Statement under the Securities Act of 1933 and Amendment No. 7 under the Investment Company Act of 1940 for the above-referenced Registrant. This filing is being made pursuant to paragraph (a) of Rule 485. The same filing is being made under JNL Variable Fund I LLC,
JNL Variable Fund V LLC and JNLNY Variable Fund I LLC.

At a special meeting to be held on December 1, 2003, interest holders in the above Companies will be asked to vote on the following proposals:

     1. The election of two additional Managers of the Board of Managers of each Company.

     2. To approve or disapprove a Rule 12b-1 Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 for each Fund of each Company.

     3. To approve or disapprove a change in sub-adviser and a proposed Investment Sub-Advisory Agreement between Jackson National Asset Management, LLC and Curian Capital, LLC, under which Curian Capital would serve as sub-adviser for each Fund of each Company.

     4. To approve or disapprove an arrangement and an amendment to the investment advisory and management agreement that would permit Jackson National Asset Management LLC, the Companies' investment adviser, with Board approval, to enter into or amend any sub-advisory agreement with an unaffiliated sub-adviser without interest holder approval.

Revisions to the propectus and SAI have been made pending approval of the above proposals.

If you have any questions, please call Christopher Petito at (202) 965-8152. Thank you.

Sincerely,

/s/  Susan S. Rhee

Susan S. Rhee

encs.